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                                                                    EXHIBIT 10.2


RESTATED PURCHASING AND LICENSING AGREEMENT, DATED AUGUST 19, 1997, BETWEEN DATASCOPE CORP. AND MASIMO CORPORATION.

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.
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                   RESTATED PURCHASING AND LICENSING AGREEMENT

     THIS AGREEMENT is effective as of August 19, 1997 (the "Effective Date"), by and between MASIMO CORPORATION, a California corporation having an office at 2852 Kelvin Ave., Irvine, California 92614 ("Masimo"), and DATASCOPE CORP., a Delaware corporation having an office at 14 Philips Parkway, Montvale, New Jersey 07645 ("Datascope").

                                   WITNESSETH:

     WHEREAS, Masimo has developed technology known as Signal Extraction Technology as defined in Exhibit A ("Masimo SET") for acquiring and detecting signals generated by red and infrared LEDs to extract oxygen saturation and pulse rate values from such signals;

     WHEREAS, Masimo has substantial knowledge in extracting the desired signals from signals contaminated by noise ("Know-How"); and

     WHEREAS, Datascope is a manufacturer of medical equipment and desires to incorporate Masimo SET for Sp02 Measurement into its medical instruments for sale and distribution to Datascope Customers throughout the world;

     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and intending to be legally bound, the parties hereby agree as follows.

                                 1. DEFINITIONS

1.1 "Accessory" shall mean standard cables and parts manufactured by Masimo for use with Sp02 Sensors or Licensed Devices.


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1.2 "Affiliate" or "Affiliates" or "Subsidiary" shall mean any corporation, firm, partnership, or other entity, whether de jure or de facto, that directly or indirectly owns, is owned by, or is under common ownership with a party to this Agreement.

1.3 "Average Selling Price" shall mean the total sales amount, in dollars (based upon the price paid by the first sale to arms length customers) for specific Sp02 Sensors or specific Accessories, per quarter, divided by the number of specific Sp02 Sensors or specific Accessories sold that quarter.

1.4 "Customer" shall mean persons or entities to which Datascope distributes or sells its medical products in its normal course of business, but does not include medical equipment manufacturers other than those listed in Exhibit D.

1.5 "Improvement" shall mean any invention, adaptation, modification or change relating to the Masimo Technology.

1.6 "Integration Commitment Products" shall mean all Datascope's products listed in Section 4.

1.7 "Licensed Devices" shall mean medical products manufactured and distributed by Datascope which incorporate MS Boards for the purpose of providing one or more of the following results:

     a. arterial blood oxygen saturation (using Masimo SET for Hb and Hb02 only) and

     b. pulse rate and/or photo plethysmographic waveforms. Licensed Devices shall not include medical products manufactured and distributed or sold by Datascope which include any methods for calculating arterial blood oxygen other than Masimo SET or



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CAWF using Masimo Technology. Licensed Devices specifically exclude all fetal oximetry applications and venous oxygen saturation applications of Masimo Technology.

1.8 "Licensed Trademarks" shall mean the marks set forth on Exhibit B attached hereto.

1.9 "Masimo Products" are MS Boards, Sp02 Sensors and Accessories.

1.10 "Masimo Technology" shall mean technical information, inventions, concepts, techniques, products, components, trade secrets, Know-How, designs, processes, communications protocols, the Software, whether patentable or not, patent applications, copyright applications, the Patent Rights, and copyrights and all other intellectual property rights relating to the Masimo SET alone or incorporated in Masimo Products, Improvements generated and owned by Masimo or generated by Datascope pursuant to and during the term of this Agreement and not generally known in the medical device trade and related documentation.

1.11 "MS Boards" shall mean Masimo's Standard circuit boards or chipsets which contain Masimo SET and algorithms necessary to process the information transmitted from an Sp02 sensor and convert it into Sp02 Measurement as described in Exhibit H attached hereto.

1.12 "Patent Rights" shall mean all patents owned by Masimo on Masimo Technology required for Sp02 Measurement by the Licensed Devices. The present United States patent numbers and patent applications related to the Licensed Devices are set forth on



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Exhibit C attached hereto.

1.13 "Software" shall mean any and all computer/instrument language and/or firmware developed by Masimo that is used or useful in connection with Masimo Technology and related to the Licensed Devices.

1.14 "Sp02 Measurements" shall mean non-invasive measurement of arterial oxygen saturation (in any embodiment that accounts for at least Hb and Hb02) and/or pulse rate from neonate, pediatric and adult subjects, excluding fetal and venous oxygen saturation measurements.

1.15 "Sp02 Sensor" means Masimo's standard reusable and disposable adult, pediatric and neonatal sensors for use with making Sp02 Measurements. Standard Sp02 Sensors currently manufactured by MASIMO have the following model numbers:

          LNOP(R)*Neo-Pt; Disposable Neonatal Sensor (Pre-Term)

          LNOP(R)*Neo; Disposable Neonatal Sensor

          LNOP(R)*-Adt; Disposable Adult Sensor

          LNOP(R)*Pdt; Disposable Pediatric/Slender Digit Sensor

          LNOP(R)*DCl; Reusable Adult/Pediatric Digit Clip Sensor

     Masimo intends to produce additional standard models of Sp02 Sensors. As MASIMO produces such additional models the Parties agree to negotiate in good faith their inclusion in this Agreement.

1.16 "Standard Cost" shall mean the cost for direct materials and labor, overhead and administration, in accordance with generally accepted accounting principles.


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1.17 "FlexiSensor" shall mean current Datascope proprietary sensors, including but not limited to Large Adult (LA), FlexiSensor S.D., Adult (A) FlexiSensor S.D., Pediatric (P) FlexiSensor S.D., Neonate (N) FlexiSensor S.D., Adult Ear
(AE) FlexiSensor S.D., Ear Clip, Datasensor 3' Cable, and Datasensor 12' Cable.

1.18 "XG Penetration" shall mean the number of Passport XG units sold with Masimo MS Boards divided by the total number of Passport XG sold during a specified period, multiplied by one hundred (100).

1.19 "Best Efforts" shall mean efforts beyond reasonable business efforts, but shall not require a Party to lose money on an ongoing basis or enter into a course of action without a reasonable possibility of financial return within three (3) years. A Party's opportunity cost shall not be considered a loss.

1.20 "Nellcor Sensor" shall mean a probe apparatus for use with an optical oximeter as disclosed and claimed in U.S. Patents 4,621,643 and 4,700,708.

                                 2. APPOINTMENT


2.1 Appointment. Masimo hereby appoints Datascope, its Affiliates and Subsidiaries as a nonexclusive, worldwide licensee, with the personal, nontransferable right to incorporate MS Boards into Licensed Devices, and to distribute Licensed Devices to Datascope's Customers. Masimo also grants Datascope, its Affiliates and Subsidiaries, the nonexclusive, nontransferable, worldwide right to distribute SpO2 Sensors for use with Licensed Devices and Datascope's installed base of

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products which provide SpO2 Measurement.

2.2 Acceptance. Datascope hereby accepts, on its own behalf and on behalf of its Affiliates and Subsidiaries, the appointment given in section 2.1 above.

2.3 Nature of Relationship. The relationship established between Masimo and Datascope by this Agreement is that of licensor and licensee and/or vendor and vendee. Both Masimo and Datascope are independent contractors under this Agreement and neither has the right to assume or create any obligation of any kind, either express or implied, on behalf of the other, except as expressly provided for in this Agreement. Nothing in this Agreement shall be deemed to establish or otherwise create a relationship of principal and agent, employer and employee, or otherwise between Masimo and Datascope.

2.4 Limitations of License Grants.

     a. Datascope will sell the Licensed Devices but will sublicense the Software. Except for such sublicense to Customers under the End-User License Agreement (Exhibit I), Datascope has no right to grant sublicenses under this Agreement.

     b. Nothing in this Agreement shall be construed to grant any right to Datascope in fetal oximetry uses, venous oxygen uses, or any other application of Masimo SET or Masimo Technology other than SpO2 Measurements in Licensed Devices. Furthermore, nothing in this Agreement shall be construed to grant Datascope any right to use Masimo SET to account for anything other than Hb and HbO2 for SpO2 Measurement and pulse rate.


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                        3. TRADEMARKS, LEGENDS AND LOGOS


3.1 Grants by Masimo. Datascope shall place, and Masimo grants Datascope the right to place, the Masimo product designation Licensed Trademark, as shown on Exhibit B attached hereto, on all Licensed Devices manufactured, distributed or sold by Datascope and the Licensed Trademarks on advertising featuring SpO2 Measurement in the Licensed Devices.

3.2 Trademark Marking. Datascope shall mark the Licensed Devices with the Masimo product designation logo standing independently in a plainly visible connector panel location on each Licensed Device. If such panel location is not on the front of the device, demonstration units for such Licensed Devices will have a plainly visible sticker on the front panel with the Masimo product designation logo.

3.3 Advertising. All advertising for the Licensed Devices featuring SpO2 Measurement must include either or both of the Licensed Trademarks. Prior to any use or publication, all advertising copy shall be forwarded to Masimo for its approval which shall not be unreasonably withheld. Unless Masimo objects to advertising copy within 24 hours of receipt, approval will be deemed to have been provided by Masimo. Such approval shall continue to apply to all subsequent printing of the same advertising copy unless Masimo informs Datascope within
(30) days of receipt of the original advertising copy that it will not so apply.

3.4 The Licensed Trademark may not be used on or in reference to


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any products other than the Licensed Devices, SpO2 Sensors and Accessories.

3.5 The trade names, trademarks, or symbols of either party to this Agreement shall not be used in any way by the other party which may suggest that one party is a division, affiliate, or subsidiary of the other party or in any way which might endanger the other party's rights in and ownership of the trade names, trademarks or symbols.

3.6 Quality Control. With respect to all Licensed Devices promoted, used or distributed under or in any way identified with the Licensed Trademarks, Datascope shall maintain a high standard of quality equivalent to Datascope's handling of its other trademarks. In the event of failure by Datascope to comply with this quality standard in connection with any specific Licensed Device, Masimo shall give Datascope written notice of that failure, and Datascope shall have three (3) months from such notice within which either to bring the quality of such Licensed Device with respect to the Masimo Technology up to standard or to cease any further use of the Licensed Trademark in connection with the promotion, use or distribution of such Licensed Device until Masimo has indicated that it is satisfied that the deficiencies in quality of the specific Licensed Device have been corrected.

3.7 Patent Marking. Datascope agrees to mark each Licensed Device manufactured or sold by it in accordance with the Statutes of the United States relating to marking of patented articles.


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Masimo will, from time to time, update its patent numbers for Datascope as patents issue. When Masimo updates its patent numbers, Datascope's obligation to update its product marking shall occur upon the earlier of the exhaustion of labels for Licensed Devices bearing the current patent numbers or one year from the update by Masimo.

3.8 Acknowledged Right. Datascope expressly acknowledges that Datascope does not have and shall not acquire under this Agreement any rights in or to any of Masimo's patents, trademarks, trade names or copyrights other than as expressly stated in this Agreement.

3.9 Trademark Maintenance. Masimo shall bear the expense of obtaining and maintaining its Licensed Trademarks.

3.10 No Implied Licenses. Datascope shall include the following legend on the exterior of Licensed Devices and/or in the operator's manual delivered with each Licensed Device:

     No Implied Licenses.

     Possession or purchase of this Licensed Device does not convey any express or implied license to use this device with non-authorized SpO2 sensors which would, alone or in combination with this device, fall within the scope of one or more of the patents relating to this device.

                               4. RESPONSIBILITIES

4.1 Datascope General Responsibilities. Datascope shall make Masimo SET its primary pulse oximetry technology/platform in accordance with Article 4. Datascope will also distribute and


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promote SpO2 Sensors and FlexiSensors only, except Datascope may [*] to
Customers that (i) [*] or (ii) have a contractual commitment to buy [*]; however, the intent of the Parties is to persuade national buying groups and those Customers that [*] to convert to SpO2 Sensors. Datascope agrees to give no less efforts to persuade all Customers (including those [*]) to purchase SpO2 Sensors that it currently expends with respect to its FlexiSensors. In regard to [*], Datascope shall grant to Masimo the right of first refusal to provide to Datascope, [*] when manufacturers of sensors become free to make, use and sell [*].

4.2 Integration Commitments. Datascope agrees to integrate MS Boards into all Integration Commitment Products and to configure such MS Boards to function only with SpO2 Sensors if the following conditions are met:

     a. Masimo submits an FDA 510K that demonstrates superior pulse oximetry performance on patients subject to motion artifact, by October 10, 1997 (hereinafter, "Motion 510K"), and the performance claims are timely reviewed by Datascope Regulatory Affairs. The Parties agree that the submission has been made as indicated by Datascope's Letter of October 9, 1997 to James Cronin of Masimo, and by the receipt of the FDA's assignment of number K973887 to the Motion 510K submission; and

     b. The XG Penetration is twenty percent (20%) or more in


* Confidential material redacted and filed separately with the Commission.


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the first twelve months of commercial sales of Passport XGs with MS Boards
(hereinafter "20% XG Penetration"). Such sales are anticipated to begin on or before March, 1998. If these conditions are not met, MS Boards will be configured to function both with Datascope FlexiSensors using Masimo's conventional pulse oximetry algorithm designated "CAWF," and with SpO2 Sensors using Masimo SET. Masimo will complete necessary modifications to the MS Boards, at no charge to Datascope, within six (6) months of the above conditions not being met. Masimo guarantees that CAWF driving FlexiSensors will not adversely affect Datascope's current pulse oximetry accuracy and precision claims (as approved in Datascope's present 510K).

4.3 Specific Commitments For All Passport Product. Subject to its receipt of the nonrecurring engineering support of Section 4.9, Datascope agrees to use best efforts to integrate MS Boards into all Passport products with SpO2 in accordance with Exhibit F (except that this obligation does not apply (i) to the Passport 5L, so long as the unit volume of Passport 5Ls is less than twenty percent (20%) of Datascope's total Passport shipments or five hundred (500) units per year, whichever is smaller, or (ii) to Passport products sold to customers that demand [*].) Datascope also agrees to the following:

     a. to demonstrate the Passport XG with Masimo SET under a meaningful marketing campaign, as described in Schedule J, beginning at the October 1997 ASA meeting if Masimo submits its Motion 510K prior to the ASA meeting;


* Confidential material redacted and filed separately with the Commission.


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     b. to distribute the Masimo/Passport XG products on a worldwide basis starting in March of 1998.

     c. the Passport XG products with MS Boards will be functional with SpO2 Sensors only, unless the 20% XG penetration is not achieved.

     d. to integrate the MS Boards into all Passport products (except the Passport 5L, so long as the unit volume is less than twenty percent (20%) of the total Passport shipments of Datascope or 500 units per year whichever is smaller or Passport products sold to customers that demand [*]) if 20% XG Penetration is met. Datascope, however, during a one year evaluation period ending March 1, 1999, may continue to manufacture Passport products that use only Datascope proprietary pulse oximetry technology.

     e. to provide meaningful sales incentives to its marketing and sales Personnel and distributors to promote sale of Passport products incorporating MS Boards over Passport products not incorporating MS Boards.

4.4 Specific Commitment For Datascope Enterprise Products. Datascope agrees to integrate the MS Boards into all of its Enterprise products (excluding Enterprise products sold to customers that demand [*]) beginning with Datascope's first commercial sale of such products, in accordance with the following terms:

     a. Datascope will utilize reasonable business efforts to launch the Enterprise product by [*];


* Confidential material redacted and filed separately with the Commission.


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     b. If 20% XG Penetration is met, the Enterprise products will use, except as above stated, SpO2 Sensors only;

     c. Enterprise [*], however, will be excluded from the commitment of 4.4b until a Masimo SET solution is available that provides continuous SpO2 Measurement (based upon Hb and HbO2) while Datascope's ECG is also active [*]. Datascope agrees to assist Masimo with such solution. In addition, upon Datascope's providing Masimo with its desired specifications for the [*] product, Masimo shall have a right of first refusal to develop a pulse oximetry board that will meet such specifications. This right of refusal shall include, but not be limited to, giving Masimo a reasonable time period, not more than two years from its receipt of the specification from Datascope, to meet the specification. Furthermore, if Masimo determines that the specifications cannot be met with Masimo SET performance (e.g., motion artifact performance), and existing technology also does not provide such motion resistance that meets Datascope's specifications, Datascope grants Masimo a right of first refusal to develop boards that compete with existing performance levels.

4.5 Specific Commitment For Datascope's Accutorr Plus Product. Datascope agrees to integrate the MS Boards into all of its Accutorr Plus products with SpO2 (excluding Accutorr Plus products sold to customers that [*]), as follows:


* Confidential material redacted and filed separately with the Commission.


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     a. to use best efforts to begin meaningful marketing and distribution of
Accutorr Plus SpO2 products incorporating MS Boards by June 1, 1999; and

     b. if 20% XG Penetration is met Accutorr Plus SpO2 products will use, excepted as stated above, SpO2 Sensors only.

4.6 Specific Commitment for Future Datascope Products. Datascope agrees to the following integration commitments for future products:

     a. to make Masimo SET for SpO2 Measurement its primary pulse oximetry technology for all future Datascope products that utilize at least SpO2 Measurement as follows: For all future Datascope products which utilize SpO2 Measurement for which Masimo is able to meet Datascope's performance specifications, Datascope shall use best efforts to integrate Masimo SET into all such products; for all future Datascope products which utilize SpO2 Measurement for which Masimo is not able to meet the required specifications, Masimo shall have a right of first refusal to develop a pulse oximetry board which will meet such specifications. Masimo shall have a reasonable time period, no more than two years from its receipt of the specification from Datascope, to meet the specification. If Masimo determines that the specifications cannot be met with Masimo SET (e.g., motion artifact performance), and existing technology also does not provide such motion resistance that meets Datascope's specification, Masimo shall have, a right of first refusal to develop boards that compete with existing performance levels.


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     b. if 20% XG Penetration is met, Datascope agrees that all future Datascope products that utilize MS Boards shall use, except as stated above, SpO2 Sensors only, and

     c. agrees to use best efforts to assist Masimo with Masimo SET being integrated into all products which require SpO2 Measurement from Datascope's other OEM and/or distribution partners (e.g., Fukuda Denshi).

4.7 Manufacturing Rights. In the event Datascope has made Masimo SET its primary pulse oximetry platform and is ordering the Masimo Products pursuant to this Agreement, and Masimo fails to provide any particular Masimo Product under this Agreement for a period of more that ninety (90) days past the date such Masimo Product should have been delivered to Datascope, Datascope shall have the right to manufacture those particular Masimo Products that are not being supplied to Datascope for use in Licensed Devices. Any such manufacturing shall be subject to a [*] royalty for each MS Board and a [*] for SpO2 Sensors and Accessories as set forth in Exhibit E. The Parties agree that the right to manufacture will trigger a right in Datascope to receive from an escrow set up with appropriate instructions consistent with this provision, sufficient documentation to permit the manufacture of the Masimo Product in question. Datascope shall pay for the escrow agent's fee and Masimo shall provide sufficient documentation into the escrow to permit the manufacture of Masimo Products by the time the first commercial quantities of Licensed Devices are shipped to customers and shall


* Confidential material redacted and filed separately with the Commission.


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be responsible for updating the escrow with new released versions.

4.8 Further Responsibilities of Datascope. Datascope further agrees that it will:

     a. immediately notify Masimo in writing of any claim that the Licensed Trademark, Masimo Technology, a Licensed Device, an SpO2 Sensor or Accessory infringes any patent, trademark, copyright, trade secret, or similar intellectual property rights of a third party;

     b. upon receiving or becoming aware of any complaints concerning the Licensed Devices and relating to Masimo Products, promptly report them to Masimo as well as provide all reasonable assistance in connection with Masimo's investigation of the complaint. Any determination of corrective action as to Masimo Products shall be made by Masimo in its sole discretion, unless it significantly affects Datascope's ability to sell the Licensed Devices; any determination of corrective action as to the Licensed Devices shall be made by Datascope;

     c. comply with all applicable laws, rules and regulations governing the manufacture, use, sale, distribution, shipment, import and export of the Licensed Devices, SpO2 Sensors and Accessories;

     d. prior to the projected launch date of each Licensed Device, provide Masimo any available description and model number of the product, and provide Masimo with all available customer product literature and technical specifications on the Licensed


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Device; and

     e. at Masimo's option deliver one (1) complete system to Masimo for each Licensed Device which demonstrates the integration of the MS Board into each Datascope product line. Title to such demonstration equipment shall be transferred to Masimo and shall be at Datascope's Standard Cost for the particular product.

4.9 Masimo Nonrecurring Engineering Services. Masimo will use best efforts to complete the design, development, and initial validation of the MS Board integrated into Datascope's current Passport XG products as set forth in Exhibit
F. Datascope will provide, at no charge, all necessary documentation and ongoing technical consulting reasonably required to assist Masimo. Masimo will deliver a complete and documented manufacturable solution for the Passport XG incorporating MS Boards, as well as ten (10) prototype Masimo SET-Passport XG products demonstrating the appropriate integration of the MS Boards into the existing Passport XG Products, by December 31, 1997, as long as Datascope timely meets its commitments under Exhibit F. Masimo's time for nonrecurring engineering related to this project will accrue at a rate of $75.00 per hour AND will not exceed $50,000 (excluding EMC testing costs). Masimo will purchase these ten (10) Passport XGs for $40,000 and bear all material costs necessary to implement the MS Boards and related components needed to enable the Masimo SET in the Passport XG prototypes. The accrued nonrecurring engineering and the cost of the ten prototypes will


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be accounted for in increased pricing as set forth in Exhibit E. If the total accrued nonrecurring engineering and the cost of the ten (l0) Passport prototypes is not fully paid to Masimo as accounted for by the increase in pricing for SpO2 Sensors during the eighteen (18) months of commercial sales of Passport XGs, Datascope agrees to pay the balance to Masimo at the conclusion of the first eighteen (18) months of commercial sales.

4.10 Further Masimo Responsibilities. Masimo shall, during the term of this
Agreement:

     a. provide to Datascope, without charge, sufficient information with respect to all Masimo SET specification changes to permit Datascope to decide whether to alter its Licensed Devices to incorporate specification changes (and/or Improvements) for SpO2 Measurements;

     b. provide Datascope, at its request with samples of available marketing or promotional literature, without charge;

     c. provide Datascope with normal and customary engineering and integration support for Licensed Devices other than the Passport XG at no charge; and

     d. comply with all applicable laws, rules and regulations governing the use, sale, distribution, shipment of MS Boards, Spot Sensors and Accessories.

                                5. COMPATIBILITY

5.1 SpO2 Sensors for Installed Base. If technically feasible, Datascope agrees to make SpO2 Sensors compatible with Datascope's current installed base of instruments which provide SpO2


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Measurement and to make such SpO2 Sensors available to customers in its current installed base on the following terms:

     a. Masimo will conduct a feasibility analysis to evaluate and make a recommendation as to a cost effective plan to make Datascope's current installed base of instruments compatible with SpO2 Sensors. The Parties agree to use best efforts to formulate and execute a strategy to implement the approach.

     b. If the SpO2 Sensors can be reasonably made compatible with Datascope's current installed base, Datascope agrees to discontinue the usage of its own pulse oximetry board, except for service purposes, as soon as all Datascope products requiring SpO2 Measurements can utilize the MS Boards.

5.2 Masimo and Datascope agree that the SpO2 Sensors supplied by Masimo to Datascope will include Masimo's generic sensor identifier. Such identifier may function only with other products which utilize Masimo's generic identifier.

5.3 Datascope agrees that its Licensed Devices will not be configured to operate with Masimo SET active with oximetry sensors other than SpO2 Sensors supplied by Masimo to Datascope unless otherwise permitted under this Agreement. Datascope agrees that it will not market Licensed Devices or any other devices which operate with any Masimo sensor identifier, except the probe identifier specifically supplied by Masimo to Datascope.

5.4 Datascope understands that the SpO2 Sensors sold to Datascope by Masimo are designed to be used with the MS Boards only, and


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that if Datascope uses sensors by other manufacturers, the MS Boards with Masimo
Technology active may yield different results. Accordingly, Datascope agrees to use its reasonable efforts to have only SpO2 Sensors used in connection with Licensed Devices when Masimo SET is active unless otherwise agreed to by Masimo.

                        6. TERMS OF SALE OF PRODUCTS

6.1 Orders. Datascope shall order Masimo Products under the terms of this Agreement. Once Datascope begins selling Licensed Device, SpO2 Sensors and Accessories, Datascope shall provide Masimo with six-month forecasts (updated monthly) on anticipated MS Board, SpO2 Sensors and Accessory needs to assist Masimo in planning the manufacture of such Masimo Products for shipment to Datascope. Forecasts for the first three (3) months of a forecast are firm commitments between Masimo and Datascope, and cannot be altered in a subsequent forecast without the written acceptance of the parties. The fourth month may provide no more than a 50% increase from the third month of the forecast. The forecast for the fifth and sixth months shall be for planning purposes only, and shall not be a firm commitment. Masimo agrees to cover emergency orders up to twenty-five percent (25%) of the next monthly order.

6.2 Price. The transfer price of Masimo Products is stated on Exhibit E attached hereto. The transfer price for SpO2 Sensors and Accessories includes packaging and labeling with Datascope-supplied artwork and logos complying with Masimo's Standard Packaging Guidelines. The transfer price does not include custom packaging or labeling for SpO2 Sensors, Accessories or MS Boards. If custom


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labeling for SpO2 Sensors or Accessories is desired and feasible as determined by Masimo, all packaging costs including, but not limited to, nonrecurring engineering costs and packaging materials will be paid in advance by Datascope.

6.3 Sales. All sales shall be F.O.B. Masimo's United States shipping facility. Datascope shall select a carrier of its own choice. All risk of loss or damage to the Masimo Products pass to Datascope upon Masimo's delivery of such sensors to such carrier at Masimo's facility.

6.4 Purchase Orders. During the term of this Agreement and in accordance with its provisions, the purchase and sale of Masimo Products between Masimo and Datascope shall be made by means of purchase orders placed by Datascope to Masimo. The terms and conditions on the back of any Datascope purchase order shall have no effect for orders placed if in conflict with this Agreement. Unless otherwise agreed to by the parties in writing, the minimum quantity of Products that may be purchased per order is fifty (50) MS Boards, fifty (50) units of any Accessory, or reusable sensor, or five hundred (500) units of a disposable sensor. Purchase orders and change orders may be placed by facsimile. Any purchase order issued or to be issued, for any firm commitment (with the guidelines of Section 6.1), shall be noncancellable by Datascope and accepted by Masimo, and Datascope shall be responsible for taking delivery of and paying for all Masimo Products set forth in such purchase order. Datascope shall indicate on each purchase order the price of


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




the items ordered, the quantities ordered, the required delivery date, the destination, requested method of shipment and the model or identification number for the item. Masimo, should it decide to decline to fill a purchase order outside the firm commitments of Section 6.1, must do so within ten (10) days of receipt or the purchase order shall be deemed accepted by Masimo; however, Datascope may accept manufacturing rights under the conditions (including timing) specified in Section 4.7.

6.5 Payment Terms. Datascope shall pay all Masimo invoices for delivered Masimo Products no later than forty-five (45) days from the date of Masimo's invoice. Any requests for credit or deduction by Datascope (e.g., due to shortage in shipment quantity, quality defects, damaged in transit, or related matters) shall be processed in the form of a separate invoice to Masimo. Payments of any royalties due shall be made within sixty (60) days following the end of each quarter and shall be accompanied by a report detailing the basis for such royalty Payment.

6.6 Currency. All transactions between Masimo and Datascope shall be denominated in U.S. dollars.

6.7 Sales Data. Datascope shall maintain complete and accurate records of its sales of Licensed Devices. Masimo shall have the right to verify, at its expense and not more frequently than once per year and upon not less than ten (10) business days' prior written notice to Datascope, the accuracy of the accounting reports provided by Datascope hereunder, through inspection of

Datascope's pertinent records and books of account maintained in the ordinary course of business. Such audits shall be conducted by a certified public accountant (the "CPA") chosen by Masimo in its reasonable discretion and which CPA is reasonably acceptable to Datascope. If the CPA determines that Datascope has underpaid Masimo, Datascope shall promptly pay Masimo the amount of any such underpayment or explain to Masimo the reasons for not accepting the amount of the underpayment propounded by the auditor.

6.8 Returns. Datascope may return Masimo Products to Masimo only with Masimo's prior written consent and only on such terms as Datascope and Masimo agree in writing. Consent of Masimo will not be withheld if the reason for the return falls within the terms of Section 6.10 of this Agreement. Datascope shall promptly notify Masimo of any incoming lot failure. SpO2 Sensors which do not conform to Masimo's specifications shall be returned by Datascope to Masimo freight collect and insured for full replacement value.

6.9 Inspections. Masimo shall be responsible for inspecting Product to be shipped to Datascope to determine that it meets the agreed specification. Anything less than a recurring (after notice by Datascope) [*] failure rate (to meet functional specifications) shall not be considered a breach of this Agreement. Masimo will include in the shipping documents (i) the purchase order number, (ii) model or identification number of the items being shipped, (iii) quantity shipped, (iv) date code, and

* Confidential material redacted and filed separately with the Commission.

(v) a certificate of compliance for the shipped Products.

6.10 Compliance with Specifications. In the event that items shipped from Masimo to Datascope do not materially meet the specifications contained in Exhibit H, or arrive damaged due to the fault of Masimo, Masimo shall, upon notice and return of the item, repair or replace such returned item and pay all cost involved in the return and reshipping of the item.

                        7. WARRANTIES AND REPRESENTATIONS

7.1 Of Masimo. Masimo represents and warrants that:

      a. it has the right to transfer full title to all Masimo Products to be sold to Datascope and to license Datascope under the terms of this Agreement;

      b. it will extend to Datascope and its Customers the Masimo warranties set forth in Exhibit G for the Masimo Products sold to Datascope under the terms of this Agreement, and these warranties in Exhibit G are all the warranties provided to Masimo's licensees for the products involved, and

      c. it has the right and authority to enter into this Agreement.

7.2 Limitation of Liability. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN EXHIBIT G, MASIMO GRANTS NO WARRANTIES, EITHER EXPRESS OR IMPLIED, ON THE MASIMO PRODUCTS, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND THE STATED EXPRESS WARRANTY OF EXHIBIT G IS IN LIEU OF ALL LIABILITIES OR OBLIGATIONS OF MASIMO FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, CONSEQUENTIAL DAMAGES OCCURRING

OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF THE MASIMO PRODUCTS. IN NO EVENT SHALL MASIMO BE RESPONSIBLE FOR CONSEQUENTIAL INCIDENTAL, SPECIAL DAMAGES, LOSS OF PROFIT, OR EXPENSE SUFFERED BY THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT.

7.3   Of Datascope. Datascope represents and warrants that:

      a. it has the right and authority to enter into Agreement;

      b. it will advise Masimo of any claim, against Masimo, for damages or breach of warranty in respect to the Masimo Products or Licensed Devices asserted by a Customer and will cooperate with Masimo in the defense or handling of such claims;

      c. it will promptly furnish Masimo with samples of any Masimo Product or Licensed Devices and any related information that are specific to any warranty claims made by a Customer;

      d. it shall not at any time do or cause to be done, or fail to do, any act or thing, directly or indirectly, contesting or in any way impairing Masimo's right, title, or interest in the Licensed Trademark; and

      e. during the term of this Agreement, it shall not challenge the validity of any of the Patent Rights. During the term of this Agreement, Datascope will make reasonable efforts to disclose to Masimo any prior art or any other information of which Datascope is aware that is material to the validity or patentability of any of the Masimo Patent Rights. This section shall not place upon Datascope or its personnel any obligation to seek out such information.

                               8. INDEMNIFICATION

8.1 Indemnification by Masimo. Masimo shall settle or defend, at its own expense, any action against Datascope and pay any damages, costs, or expense including reasonable attorneys' fees, resulting from either a claim or action for infringement of any existing or future patent, copyright, or trademark, or misappropriation of any trade secret or other intellectual property right or any general claim for damages with respect to unmodified Masimo Products. Masimo shall settle or defend any such claim or action at its own cost provided that Datascope promptly notifies Masimo on learning of any such claim or action, allows Masimo complete control over any such proceeding or claim, and provides reasonable assistance to Masimo in any such claim or action. Datascope shall have the right to consult with Masimo on the choice of counsel for the defense of any such claims and consent by Datascope to Masimo's choice of counsel shall not be unreasonably withheld.

8.2 Maximum Indemnity. Masimo's obligation for damages under Section 8.1 shall not exceed the sum of (i) the total of all amounts paid under this Agreement by Datascope to Masimo. Notwithstanding Section 8.1, Masimo shall not have the right to settle claims in a way that would obligate Datascope to pay damages, unless consented to by Datascope. At any point during the defense of any claim against Datascope, Masimo shall have the option of paying to Datascope its maximum indemnity obligation under the first sentence of this Section and will then have no further obligation to defend the claim.

8.3 Infringement. If it is determined that there is an infringement to which the indemnification of Section 8.1 applies or it is determined by Masimo that there may be an infringement to which the indemnification of Section 8.1 may apply, then Masimo will use reasonable business effort to (i) modify the infringing or potential infringing item to make it noninfringing, or (ii) obtain a license, free of charge to Datascope, to continue to use the infringing or potentially infringing item. In the event neither option (i) nor (ii) are reasonably feasible, Masimo shall have the option to discontinue shipment of the Masimo Products to Datascope and Datascope shall have the option to terminate or accept manufacturing rights at Datascope's own risk. Should Datascope continue manufacturing, no further indemnity or liability obligations of Masimo shall apply. Damages for breach of Section 8 shall in no event exceed the total of all amounts paid under this Agreement by Datascope to Masimo.

8.4 Indemnification. Notwithstanding the above, Masimo shall not be liable for any claims resulting from modifications by Datascope or any others to any Masimo Technology or Masimo Products or claims or actions resulting from electrical/electronics, software/firmware, or product interface developed and supplied by Datascope, or the combination of the Products with apparatus not furnished by Masimo, or use in the Licensed Devices of components not supplied by Masimo, or the combination of Products with other technology not furnished by Masimo, or use of Masimo Products in products not permitted by the license granted herein or for any claims not directed to Masimo Technology or the Masimo Products. In such case, Datascope shall settle or defend, at its own expense, and pay any damages, costs, or fines resulting from such proceedings, threat of proceedings, or claim against Masimo for infringement of any intellectual property rights or any general claim for damages. Masimo agrees to notify Datascope promptly in writing of such proceedings or claim and to give, at Datascope's expense, reasonable assistance to Datascope.

                               9. CONFIDENTIALITY

9.1 Confidential Information. Datascope and Masimo shall treat all confidential information, which includes, but is not limited to ideas, concepts, materials techniques, models, data, designs, documentation, flow charts, budgets, projections, forecasts, marketing and development plans, technology and know-how (Confidential Information) it receives from the other as secret and proprietary and shall not disclose or use such information except as provided in this Agreement.

9.2 Handling Procedures. Datascope and Masimo shall develop and implement such procedures as may be required to prevent the intentional or negligent disclosure to third parties of Confidential Information communicated to either party and its employees by the other party, including, but not limited to, advising each of its employees having access to such information under this Agreement as to their obligations of confidentiality.

9.3 Disclosure. Nothing in this Agreement shall prevent the disclosure by Datascope or Masimo or their employees of the other's information or Confidential Information that:

      a. prior to the transmittal thereof was of general public knowledge;

      b. becomes, subsequent to the time of transmittal, a matter of general public knowledge, otherwise than as a consequence of a breach of any obligation under this Agreement;

      c. is made public by the disclosing party;

      d. was in the possession of the recipient of the Confidential Information in documentary form prior to the time of disclosure thereof, and is held by recipient free of any obligation of confidence to any third party;

      e. is received in good faith from a third party having the right to disclose it, who, to the best of the recipient's knowledge, did not obtain such information from discloser and who imposes no obligation of secrecy on the recipient with respect to such information; or

      f. is required to be disclosed by applicable law; provided, however, that the party who may be required to Disclose such information shall notify the other party in sufficient time for the owner of such Confidential Information to take steps necessary to enforce the confidentiality requirements of this Agreement.

9.4 Essential Elements. Both Datascope and Masimo acknowledge that the covenants set forth in this Section are essential elements of this Agreement and that, but for the agreement of both to comply with such covenants, this Agreement would not have been entered into and that neither will have an adequate remedy at law if the other breaches the term of the covenants. Therefore, in the event of any breach or threatened right, in addition to any other rights it may have, it shall have the right to obtain in any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach.

                            10. TERM AND TERMINATION

10.1 Term. This Agreement shall remain in effect until terminated.

10.2 Termination. Either party shall have the right to terminate this Agreement on ninety (90) days' notice, by giving written notice to the other party of the occurrence of any of the following events:

     a. [*] and the SpO2 Sensors, because of their product characteristics, such as the combination of performance and price, [*]; however, before any such termination, the parties agree to meet to reasonably discuss alternatives to termination. This provision is also subject to Section 15.2.

     b. any determination, filing, judgment, declaration, notice, appointment of receiver or trustee, failure to pay debts, or other events under any law applicable to a party that establishes the insolvency or bankruptcy of such party. This right of


* Confidential material redacted and filed separately with the Commission.

termination, however, shall not be exercised by the party in such a financial situation; or

      c. a material breach of this Agreement that is not cured with ninety (90) days of written notice of such a breach detailing specifically the alleged breach; this right of termination, however, shall not be exercised by the breaching Party.

10.3 Rights and Duties on Termination. On termination of this Agreement.

      a. if the termination is based on other than a material breach by Datascope, Datascope shall have the right to continue to purchase SpO(sub 2) Sensors and Accessories for a period not to exceed five (5) years after termination, and distribute Licensed Devices for a period not to exceed one (1) year from termination;

      b. Datascope shall pay all sums to Masimo that are then due under this Agreement and continue to pay any sums (e.g., all royalties and transfer pricing) due as a result of continued sales under subparagraph a. above;

      c. Datascope shall, subject to the terms of subparagraph a above, discontinue all use of the Licensed Trademark and shall have no further right to use any Licensed Trademark;

      d. Datascope and Masimo shall both fulfill all of their outstanding obligations with regard to confirmed purchase orders;

      e. Datascope shall retain sufficient information about the Masimo Technology and its Customers' purchases of SpO(sub 2) Sensors and Accessories and Licensed Devices to ensure that Datascope or

Masimo is able to provide said Customers with continuous service;

      f. All rights and duties on termination are in addition to all other remedies available to the Parties; and

      g. the provisions of Sections 4.7, 6, 7, 8, 9, 11 and 12 shall survive termination of this Agreement, for acts arising prior to the termination.

                                  11. SOFTWARE


11.1 Software. Datascope agrees to maintain the confidential nature of the Software and agrees not to make available, in whole or in part, any portion of the Software or related materials except in accordance with this Agreement. Datascope agrees that it will not reproduce, decipher, decompile or modify the Software, and only transfer the Software in conjunction with the distribution of a Licensed Device to its Customers. As part of the distribution, Datascope will provide the Customer with a copy of the License Agreement attached hereto as
Exhibit I.

11.2 Export of Software. Regardless of any disclosure, to Masimo by Datascope of an ultimate destination of a Licensed Device or the Software, Datascope shall not transfer or reexport, whether directly or indirectly, the Software or Licensed Devices containing the Software, the related documentation, or other related proprietary information to anyone outside the United States as to which export may be in violation of the United States export laws or regulations without first obtaining the appropriate license from the United States Department of Commerce and/or any agent or department of the U.S. government, as required. Masimo will provide a listing of the country categories for which export of the Software may be restricted.

11.3 Escrow. Datascope will not be provided the Software apart from MS Boards. An escrow will be set up for the Software, at Datascope's cost, with Masimo having the responsibility to update the Software code with new Masimo released versions. The source code shall be released to Datascope only upon the execution of a manufacturing license of Section 4.7. However, as to the contracted development described in Exhibit P, Masimo will release all documentation to Datascope immediately after completion

11.4 New Software Releases: Datascope shall have the option of accepting each new Software release in its entirety or continuing with the previous released version. Datascope shall not have the option of choosing portions of new releases of Software.

                        12. INTELLECTUAL PROPERTY RIGHTS

12.1 Improvements. Masimo shall retain all right, title, and interest in and to the, Masimo Technology and all Improvements. Any Improvement made solely by Datascope that is (i) based upon Confidential Information of Masimo or information of Masimo that was once Confidential Information but has become published in a Masimo patent, or (ii) that relates to SpO(sub 2) Measurement, blood glucose monitoring or fetal oximetry, and any Improvement made jointly by Datascope and Masimo, or solely by Masimo shall be the sole property of Masimo. Other Improvements made by Datascope shall be owned by Datascope. Should any such other Improvement have application or utility to measurement other than NIBP, ECG or respiration monitoring, Masimo will receive a non-exclusive, transferable, royalty free license to such Improvement for those other applications only. Provided that Datascope is meeting its integration commitments, Masimo will, if such Improvement is own by Masimo and is applicable to the Licensed Devices, grant Datascope, without additional compensation, a nonexclusive, nontransferable license to use any such Improvement for the purpose of making, using, and distributing Licensed Devices to customers. Datascope agrees to and hereby does transfer all right, title, and interest in and to all Improvements made by Datascope, which pursuant to this
Section 12.1 are to be the solo property of Masimo, to Masimo.

12.2 Further Action. Datascope agrees that it shall promptly notify Masimo of any Improvement which it must transfer to Masimo. Datascope agrees that it shall take all actions and execute all documents, at Masimo's expense and as Masimo may reasonably request, to effectuate the acknowledgment of Masimo's ownership contained herein and vesting in Masimo complete and exclusive ownership of any Improvement.

                               13. PRESS RELEASE

13.1 Voluntary Releases. Masimo and Datascope shall each have the right to issue releases to the public concerning the existence of this Agreement however, neither party without the other party's prior written approval may disclose the terms of this Agreement.

13.2 Required Releases. The provisions of Section 13.1 shall not be interpreted to bar either party from making any disclosure required of it by law, but if such disclosure includes the terms or provisions of this Agreement, then the other party shall be given the opportunity to review the disclosure prior to its release.

                            14. REGULATORY COMPLIANCE

14.1 FDA Approvals. Datascope shall be solely responsible for identifying and obtaining, at its sole cost and expense, all FDA approvals in the United States as well as all other governmental approvals or certifications for the manufacture or distribution of the Licensed Devices in those countries throughout the world where the Licensed Devices are to be manufactured, distributed or sold. Masimo has received 510k clearance on its pulse oximetry system and Accessories, access and reference to which will be made available to Datascope.

14.2 Approval Assistance, Masimo will assist Datascope in obtaining the approvals or certifications contemplated in Section 14.1 by providing to Datascope whatever data is in Masimo's possession or control that may be required to obtain said approval or certifications.

                                15 MISCELLANEOUS

15.1 Notices, Any and all notices, elections, offers, acceptances, and demands permitted or required to be made under this Agreement shall be in writing, signed by the Person giving such notice, election, offer, acceptance, or demand and shall be delivered personally, or sent by registered or certified mail, to the following address:

           if to Masimo:
                               MASIMO CORPORATION
                               2852 Kelvin
                               Irvine, CA 92614
                               Attn:     President and CEO

           if to Datascope:
                               DATASCOPE CORP,
                               14 Philips Parkway
                               Montvale, New Jersey 07645
                               Attn: President

Any notice given by certified mail or by any other form of guaranteed delivery mail will be deemed given on the third day subsequent to the day sent. All other notices shall be deemed to have been given as of the date of their receipt by the person to whom they are sent.

15.2 Resolution of Certain Disputes. If the parties cannot agree whether one or more of the conditions or obligations of Section 4.2 has been met or whether a termination under Section 10.2(a) is proper, the parties shall submit the disagreement to an independent three (3) member clinical evaluation panel (the "Panel") for its determination. Each party shall select one member of the Panel, and the two members shall select a third member. No Panel member may be an employee, officer, director, or owner of any shares of either party, or related to any employee, officer, director, or owner of any shares of either party, or otherwise affiliated with either Party in a way that might tend to jeopardize such persons' independence.

15.3 Force Majeure. If the performance of any part of this Agreement by either party, or of any obligation under this Agreement is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall, on giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable business efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

15.4 Successors and Assigns. Neither party shall assign this Agreement or any interest in it or otherwise delegate any of its duties or obligations under this Agreement without prior written consent of the other party, unless said assignment is related to merger or a sale of substantially all the assets of a party related to this Agreement. Notwithstanding the foregoing, for any successor or assign of Datascope that is in the pulse oximetry business and has a significant disposable sensor business, even in connection with the sale of substantially all of the assets or business of Datascope to which this Agreement relates, Datascope shall promptly notify Masimo of such successor and such successor shall acquire Datascope's interest in this Agreement unless Masimo objects to such successor within 30 days of notice. If Masimo has an agreement with a successor of Datascope, Masimo shall, at its sole discretion, have the option of selecting whether the acquiring entity shall have the benefit of the terms of this Agreement (except to the extent the Datascope product lines continue, in which event this Agreement shall continue to apply to those product lines). This Agreement will inure to the benefit of and bind each party's proper successors and assigns.

15.5 Amendment. No change, modification, or amendment of this Agreement shall be valid or binding on the parties unless such modification shall be in writing signed by the party or parties against whom the same is sought to be enforced.

15.6 Remedies Cumulative. The remedies of the parties under this Agreement are cumulative and shall not exclude any other remedies to which the party may be lawfully entitled.

15.7 Further Assurances. Each party hereby covenants and agrees that it shall execute and deliver any documents as may be required to implement any of the provisions of this Agreement.

15.8 No Waiver. The failure of any party to insist or restrict performance of a covenant hereunder or of any obligation hereunder shall not be a waiver of such party's right to demand strict compliance therewith in the future, nor shall the same be construed as a novation of this Agreement.

15.9 Integration. This Agreement, including the exhibits constitutes the full and complete agreement of the parties. This Agreement may only be amended by express written agreement, signed by authorized representatives of both parties. Execution of this Agreement terminates the June 18, 1996 Agreement between the Parties.

15.10 Captions. Titles or captions of section and paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

15.11 Number and Gender, Whenever required by the context, the singular number shall include the plural, the plural number shall include the singular, and the gender of any pronoun shall include all genders.

15.12 Counterparts. This Agreement may be executed in multiple copies, each of which shall for all purposes constitute an Agreement, binding on the parties, and each party hereby covenants and agrees to execute all duplicates or replacement counterparts of this Agreement as may be required.

15.13 Applicable Law. If an action is brought by Datascope against Masimo under this Agreement, it shall be brought in orange County, California and, if an action is brought by Masimo against Datascope under this Agreement it shall be brought in New Jersey. In accordance, this Agreement shall be deemed to have been made in the state in which the action is brought and shall be governed by the laws of the respective state.

 15.14 Computation of Time. Whenever the day for the exercise of any privilege or the discharge of any duty hereunder shall fall on a Saturday, Sunday, or any public or legal holiday, whether local or national, the person having such privilege or duty shall have until 5:00 p.m. on the next succeeding business day to exercise such privilege or to discharge such duty.

15.15 Severability. In the event any provision, clause, sentence, phrase, or word hereof, or the application thereof in any circumstances, is held to be invalid or unenforceable, such invalidity or enforceability shall not affect the validity or enforceability of the remainder hereof, or of the application of any such provision, sentence, clause, phrase, or word in any other circumstances.

15.16 Costs and Expenses. Unless otherwise provided in this Agreement, each party shall bear all fees and expenses incurred by it in performing its obligations under this Agreement.

15.17 Compliance. Both Datascope and Masimo shall be responsible for compliance with all applicable United States laws and regulations governing the manufacture, distribution and sale of sensor, Accessories and Licensed Devices which are the subject matter of this Agreement. As part of this responsibility both Datascope and Masimo understand and agree that either may need to audit the manufacturing facilities of the other in order to comply with its regulatory obligations.

15.18 Cooperation. Datascope and Masimo shall cooperate in effecting any recall of any Licensed Products, SpO(sub 2) Sensors or

Accessories that both agree is required. If a recall of the Products is based upon the Software in the Licensed Device and such Product or Software fails to meet the specifications as set forth in Exhibit H, then Masimo shall be responsible for the cost which it incurs for repairing and/or replacing the Product or Software in question and for the payment of all freight or shipping charges involved with such recall. In addition, where the Product in question fails to meet the specification, Masimo and Datascope shall in good faith confer and agree upon an appropriate method of replacement or repair of the Product or Software in question, and Masimo will pay reasonable replacement costs or repair in accordance with the agreed-upon method.

15.19 The Parties agree to meet annually to review product development status, pricing, and marketing plans. Such meetings will alternate between Masimo's and Datascope's, facilities.

IN WITNESS WHEREOF, the patties have caused this Agreement to be executed on the day first written above their authorized officers.


 Dated: 2-10-98                     Datascope Corp.

                                    /s/  DONALD SOUTHARD
                                    -------------------------
                                    Donald Southard,
                                    President
                                    Patient Monitoring Division

 Dated: 2-10-98                     Masimo

                                    /s/  JOE E. KIANI
                                    -------------------------
                                    Joe E. Kiani
                                    President and CEO

                                   EXHIBIT A

                            MASIMO SET(R) DEFINITION


For the purpose of this agreement, MASIMO SET(R) is defined to include all MASIMO technology including LNOP(TM), AutoProCal(TM), ProCal(TM), DST(TM), and FST(TM) Technology. MASIMO SET is further described as follows:

Transducers (sensor/probe) designed to reduce cost, reduce noise and improve accuracy:

The technique of building a reference generator for calculating substantially a noise or signal reference;

Use of noise reference or signal reference to minimize the effect of unwanted noise components (e.g., motion artifacts) from the physiological waveforms (e.g., photo-plethysmographic waveforms);

Use of reference generator along with a correlation canceler (e.g., Joint Process Estimator) to map natural photo-plethysmographic waveforms into oxygen saturation space;

Use of Saturation Transform; which is the technique of mapping plethysmographic wave forms into saturation space (e.g., saturation vs. power or probability and saturation vs. pulse rate); and/or

Use of transducers, circuitry, general digital signal processing techniques, mathematical algorithms for processing physiological signals and providing one or more final results (e.g., arterial blood oxygen saturation, pulse rate and/or photo-plethysmographic wave forms).

Technology not included in the above definition shall not be considered MASIMO SET.

                                   EXHIBIT B

                              LICENSED TRADEMARKS


MASIMO SET(R) PRODUCT DESIGNATION:


                                [MASIMO SET(R) LOGO]
                                Panatone Red / PMS Black
                                1850 MAT


MASIMO SET(R) WORDMARK:

                                [MASIMO SET(R) LOGO]
                                PMS Black


            (MASIMO WILL PROVIDE CAMERA READY ARTWORK UPON REQUEST)

                                   EXHIBIT D

  SCHEDULE OF MEDICAL EQUIPMENT MANUFACTURER'S CONSIDERED DATASCOPE CUSTOMERS

DANICA - Biomedical A/S


Datascope may amend, with Masimo's consent which shall not be unreasonably withheld, this Exhibit D from time to time to reflect the addition of other distributors/manufacturers for whom Datascope manufactures relatively small quantities of private labeled devices.

                                   EXHIBIT E

                               PRICE OF PRODUCTS

Price for MS Boards: MASIMO's transfer prices to Datascope for the MS-1 and MS-3 Boards are as follows:

     a. "Passport" Only Reduced Pricing. Until the earlier of January 1, 2000 or the first commercial sale of Enterprise products in the United States market, all MS-1 or MS-3 Boards purchased for the Passport products will be [*] each. Datascope agrees that it will not charge its customers a premium for the Passport XG products over present pricing for Datascope Passport products.

     b. Long-Term MS Board Pricing. Except for the reduced pricing set forth above, all MS-1 and MS-3 Boards will be priced at [*].

Transfer Price for Sensors and Accessories: MASIMO's initial baseline transfer prices to Datascope for the SpO2 Sensors and Accessories delivered in accordance with this Agreement are as follows:

Product                                              Part #   Price Each
-------                                              ------   ----------

LNOP(R).Adt (Adult Disposable Probe)                  1001        [*]
LNOP(R).Pdt (Pediatric Disposable Probe)              1025        [*]
LNOP(R).Neo (Neonatal Disposable Probe)               1002        [*]
LNOP(R).NeoPt (Pre-Term Neonatal Disposable Probe)    1003        [*]
PC-08 (8 Ft. Patient Cable)                           1005        [*]
PC-12 (12 Ft. Patient Cable)                          1006        [*]

     The initial baseline pricing for the Masimo LNOP(R)DC1 (Adult Reusable Probe) will be [*]. On a quarterly basis, Datascope will account for the [*] and will pay to Masimo the amount of any underpayment or Masimo will pay to Datascope the amount of any overpayment within thirty (30) days of the end of the quarter. Prior to March 31, 1999, the transfer price for the LNOP(R).DC1 will, in no event, be below [*] each. [*] is subject to the audit provisions of
Section 6.7.

     After March 31, 1999, Datascope may, at its option, maintain the baseline pricing or choose an adjusted transfer price for disposable sensors as exemplified for the LNOP(R)DC1 above. The adjusted transfer price will be [*]. In making this choice, Datascope must choose one method of transfer pricing for all products. If Datascope chooses a [*], Datascope will use its best efforts to maximize the [*].


* Confidential material redacted and filed separately with the Commission.

Credit for Nonrecurring Engineering Support by Masimo

     During the first eighteen (18) months following the first launch of the Passport products with MS Boards, the Parties agree to increase the transfer pricing set forth in this Exhibit on all SpO2 Sensors and Accessories to account (through the increase only) for the nonrecurring engineering support provided by Masimo pursuant to Section 4.9 of the Agreement. During this period, transfer pricing will be calculated by adding the following amounts to the baseline transfer price until all nonrecurring engineering expenses of Masimo have been accounted for or 18 months, whichever is earlier:

                 BASELINE               ADJUSTED
                 TRANSFER   AMORTIZED   TRANSFER
                  PRICE      ADD-ON      PRICE
                 --------   ---------   --------

LNOP(R).Adt         [*]      $  .50       [*]
LNOP(R).Pdt         [*]         .50       [*]
LNOP(R).Neo         [*]        1.00       [*]
LNOP(R).NeoPt       [*]        1.00       [*]
PC08                [*]       25.00       [*]
PC12                [*]       25.00       [*]
LNOP(R).DC-1        [*]       25.00       [*]


Sensor Starter Kit Pricing

     Masimo will provide two (2) disposable sensor starter kits containing the following products:

     Adult Starter Kit             Neonatal Starter Kit
     -----------------             --------------------

     2    LNOP(R) Adt Sensor       2    LNOP(R) Neo Sensor
     2    LNOP(R) Pdt Sensor       2    LNOP(R) NeoPt Sensor
     1    PC12 Patient Cable       1    PC12 Patient Cable

     The initial baseline transfer price on each sensor starter kit will be [*]. Additionally, Masimo will be paid, on a quarterly basis, [*]. Transfer pricing for such kits will be adjusted annually.


* Confidential material redacted and filed separately with the Commission.

Installed Base Masimo SpO2 Starter Kits

     If SpO2 Sensors can be made compatible with Datascope's current installed base, Datascope agrees to provide sensor starter kits to convert the current installed base of Datascope instruments to SpO2 Sensors and not sell these sensor starter kits at a price above the transfer price that Masimo offers for such sensor starter kits (i.e., no margin to Datascope or Masimo).

                                   EXHIBIT G

                                MASIMO WARRANTY

     Masimo warrants that for the earlier of [*] after shipment from Masimo to Datascope or [*] after shipment to Customer the MS boards, patient cables and the reusable probes (LNOP DC1) supplied by Masimo to Datascope hereunder will be, under normal use and care, free from any defect in workmanship or material and to be in material conformity with Masimo's specifications or thereof. Masimo bears all replacement costs under this warranty if Masimo reasonably determines that the unit must be replaced under this Warranty. Units returned to Masimo for warranty repairs shall be shipped to Masimo freight collect according to Masimo's instructions. Within thirty (30) days of the receipt of reusable probes Masimo shall replace or repair such units and shall ship them to Datascope's designated return destination freight prepaid via two (2) days air. The foregoing warranties extend to the covered items returned by Datascope's Customers.

     Masimo warrants that for the earlier of [*] after shipment from Masimo to Datascope, or [*] after shipment to Customer the disposable probes (e.g., LNOP Neo, LNOP NeoPt and LNOP Adt) supplied by Masimo to Datascope hereunder will be, under normal use and care, and only upon first use, free from any defect in workmanship or material and to be in material conformity with Masimo's specifications therefor, Masimo shall bear all replacement costs under this warranty if Masimo reasonably determines that the unit must be replaced under this Warranty. Units returned to Masimo for warranty repairs shall be shipped to Masimo freight collect according to Masimo's instruction. With thirty (30) days of the receipt of disposable probes, Masimo shall replace or repair such units and shall ship them to Datascope's designated return destination freight prepaid via two (2) days air. The foregoing warranties extend to the covered items returned by Datascope's Customers.

     The warranty does not extend to any unit that has been subject to misuse, neglect, or accident; that has been damaged by causes external to the unit; that has been used in violation of Masimo's instructions, that has been affixed to any nonstandard accessory attachment; that has been modified, disassembled, or reassembled by anyone other than Masimo.

     Masimo Maintenance and Repair. During the term of this Agreement, Masimo agrees to replace SpO2 Sensors and accessories which are not subject to the warranty set forth above at the original unit price of the SpO2 Sensors and accessories. For a period of five (5) years after the expiration or termination of the warranty set forth above, Masimo agrees to repair or replace SpO2 Sensors and accessories at a price to be mutually agreed upon by both parties.


* Confidential material redacted and filed separately with the Commission.

                                   EXHIBIT H

                          SPECIFICATIONS FOR PRODUCTS

MS-1 is a complete pulse oximeter, based on Masimo SET, on a circuit board. The circuit board interfaces directly to LNOP sensors, driving the LEDs in the sensor to acquire the patient signal, calculates SpO2 and Pulse Rate, and communicate the information off board.

PERFORMANCE SPECIFICATION:

RANGE           Saturation (SpO2):                              1-100%
                Pulse Rate:                                     25-240 BPM (Beats Per Minute)

                Signal Strength (SS):                           Transmission (dB)
                greater than or equal to 0.2%                   greater than or equal to -50 dB
                0.02 - 0.2%                                     greater than or equal to -100.0-SS (%) - 30.0 dB

ACCURACY
                Adults

                SpO2 Range                                      70%-100%                0% to 69%
                Accuracy (plus or minus 1 Std. Dev.)*           plus or minus 2 digits  Unspecified

                Pulse Rate Range                                25-240 BPM
                Accuracy (plus or minus 1 Std. Dev.)*           plus or minus 4 BPM

                Neonates

                SpO2 Range                                      70%-95%                 0% to 69%
                Accuracy (plus or minus 1 Std. Dev.)*           plus or minus 3 digits  Unspecified

                Pulse Rate Range                                25-240 BPM
                Accuracy (plus or minus 1 Std. Dev.)*           plus or minus 4 BPM

NOTE: The MS-1 pulse oximeter board is calibrated to read oxyhemoglobin saturation (%SpO2) of functional hemoglobin as compared to a Nellcor N-200 pulse oximeter and/or a CO-Oximeter. Significant levels of dysfunctional hemoglobin (e.g., methemoglobin, carboxyhemoglobin) may affect the accuracy of the instrument. Indocyanine green, methylene blue, and other intra-vascular dyes, depending upon their concentrations, may interfere with the accuracy of the instrument. MS-1 performance will be compromised if there is no arterial blood at the test site due to excessive patient motion (e.g., squeezing at a pressure close to subject's diastolic blood pressure), ultra low perfusion, excessive electrosurgical interference, or intense environmental illumination.

* Testing is based on healthy adult volunteers in induced hypoxia studies with LNOP(R) Adt sensors; during no motion. Testing to verify saturation specification is done against a Nellcor N-200 pulse oximeter and/or a CO-Oximeter. Testing to verify pulse rate specification is done against a Nellcor N-200 pulse oximeter and/or an ECG.

                                      [**]


** Confidential material redacted and filed separately with the Commission.

MS-1 HARDWARE:

      POWER CONSUMPTION                 less than or equal to 2.3 Watts (typ)
                                        = 2.5 Watts (max)
      STORAGE ENVIRONMENT
              Temperature Range         -50 - 100 degrees C
              Relative Humidity           0 - 97% non-condensing
              Atmospheric Pressure       50 - 113 kPa

      OPERATING ENVIRONMENT
              Temperature Range          0 - 70 degrees C
              Relative Humidity          0 - 97% non-condensing
              Atmospheric Pressure      68 - 113 kPa

      MTBF                              150,000 hours minimum
                                        (Ground Benign)
      FAILURE COVERAGE                  Single Fault Coverage

PLETHYSMOGRAPHIC WAVEFORM SPECS


WAVEFORM TYPE            RANGE             RESOLUTION                     DELAY
-------------            -----             ----------                     -----

Raw Signal               0 to 1      2(-7), 2(-15), 2(-31)      less than or equal to 1 sec
Band Pass Signal        -1 to 1      2(-7), 2(-15), 2(-31)      less than or equal to 2.5 sec
Autoscaled Signal       -1 to 1      2(-7), 2(-15), 2(-31)      less than or equal to 3 sec

LNOP(R) SENSOR SPECIFICATIONS

                                                TYPICAL HEAT
  SENSOR          DESCRIPTION                   DISSIPATION                             MAXIMUM SKIN TEMP AT SITE
  ------          -----------                   ------------                            -------------------------

LNOP(R) DC-1    Adult Reusable         less than or equal to 50 mW   less than or equal to 41 degrees C @ 37 degrees C Ambient
LNOP(R) Adt     Adult Disposable       less than or equal to 50 mW   less than or equal to 41 degrees C @ 37 degrees C Ambient
LNOP(R) Neo     Neonatal Disposable    less than or equal to 50 mW   less than or equal to 39 degrees C @ 37 degrees C Ambient
LNOP(R) NeoPt   Neonatal Disposable
                (Pre-Term)             less than or equal to 50 mW   less than or equal to 39 degrees C @ 37 degrees C Ambient
LNOP(R) Pdt     Pediatric Disposable   less than or equal to 50 mW   less than or equal to 41 degrees C @ 37 degrees C Ambient


                                      [*]

* Confidential material redacted and filed separately with the Commission.

                                   EXHIBIT I

                           END USER LICENSE AGREEMENT

THIS DOCUMENT IS A LEGAL AGREEMENT BETWEEN YOU, THE "PURCHASER", AND DATASCOPE. IF YOU DO NOT AGREE TO THE TERMS OF THIS AGREEMENT, PROMPTLY RETURN THE ENTIRE PACKAGE, INCLUDING ALL ACCESSORIES, IN THEIR ORIGINAL PACKAGE, WITH YOUR SALES RECEIPT TO DATASCOPE FOR A FULL REFUND.

1. Grant of License. In consideration of payment of the license fee, which is part of the price paid for this product, Datascope grants to Purchaser a nonexclusive, nontransferable license, without right to sublicense, to use the copy of the incorporated software/firmware, and documentation in connection with Purchaser's use of the Products for their labeled purpose. Datascope reserves all rights not expressly granted to Purchaser.

2. Ownership of Software/Firmware. Title to, ownership of, and all rights and interests in, any MASIMO software and/or firmware and the documentation, and all copies thereof, remain at all times vested in MASIMO Corporation, licensor to Datascope, and they do not pass to Purchaser.

3. Assignment. Purchaser shall not assign or transfer this License, in whole or in part, by operation of law or otherwise, without Datascope's prior written consent; any attempt without such consent, to assign any rights, duties or obligations arising hereunder shall be void.

4. Copy Restrictions. The software/firmware and the accompanying written materials are copyrighted. Unauthorized copying of the software, including software that has been modified, merged, or included with other software, or other written materials is expressly forbidden. You may be held legally responsible for any copyright infringement that is cause or incurred by your failure to abide by the terms of this license. Nothing in this license provides any rights beyond those provided by 17 U.S.C. Section 117.

5. Use Restriction. As the Purchaser, you may physically transfer the products from one location to another provided that the software/firmware is not copied. You may not electronically transfer the software/firmware from the products to any other device. You may not disclose, publish, translate, release or distribute copies of the software/firmware or accompanying written materials to others. You may not modify, adapt, translate, reverse engineer, decompile, disassemble, or create derivative works based on the software/firmware. You may not modify, adapt, translate, or create derivative works based on the written materials without the prior written consent of Datascope.

6. Transfer Restrictions. The software/firmware is licensed to the Purchaser, and may not be transferred to anyone, except other end-users, without the prior written consent of Datascope. In no event may you transfer, assign, rent, lease, sell, or otherwise dispose of the software/firmware or the products on a temporary basis.

7. Beneficiary. MASIMO Corporation is a Beneficiary of this Agreement and has the right to enforce its provisions.

8. U.S. Government Rights. If you are acquiring software (including the related documentation) on behalf of any part of the United States Government, the following provisions apply: the software is deemed to be "commercial software" and "commercial computer software documentation," respectively pursuant to DFAR Section 227.7202 FAR 12.212, as applicable. Any use, modification, reproduction, release, performance, display or disclosure of the software (including the related documentation) by the U.S. Government or any of its agencies shall be governed solely by the terms of this Agreement and shall be prohibited except to the extent expressly permitted by the terms of this agreement.